SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT by and among Rochdale Investment Management LLC, a Delaware limited liability company (the “Manager”), Rochdale International Trade Fixed Income Fund, a Delaware business trust (the “Fund”) and GML Capital LLP, a limited liability partnership incorporated in England and Wales ("GML").

W I T N E S S E T H:

WHEREAS, the Manager and the Fund have entered into an Investment Management Agreement dated as of July 9, 2008, as amended from time to time (the “Advisory Agreement”), pursuant to which the Manager has agreed to provide investment management and advisory services to the Fund;

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;

WHEREAS, GML is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Manager desires to retain GML as a sub-advisor to provide investment management services with respect to the Fund subject to the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Appointment.  The Manager hereby authorizes and appoints GML as investment sub-advisor in accordance with the Advisory Agreement with the Fund and, as the Manager’s and the Fund’s agent and attorney-in-fact, to exercise the investment discretion described below with respect to the assets of the Fund, and to execute all documentation, on its behalf or on behalf of the Fund, necessary to facilitate investment in securities for the Fund, and GML hereby accepts this appointment subject to the terms of this Agreement and subject to the condition that it shall have no obligation to perform any services under this Agreement until such time as the net assets of the Fund equal U.S. Dollars 25,000,000 (the “Effective Date”).  GML shall discharge the foregoing responsibilities subject to the control of the Officers and the Directors of the Fund or the Manager and in compliance with such policies as the Directors of the Fund or the Manager may from time to time establish and communicate to GML, and in compliance with (a) the objectives, policies and limitations for the Fund set forth in the Fund’s current offering documents, including without limitation, the confidential memorandum, prospectus and statement of additional information included as part of the Fund’s Registration Statement to be filed with the Securities and Exchange Commission on Form N-2 under the 1940 Act, as used by the Manager and the Fund’s distributor in connection with the distribution efforts and as provided to GML (together, the “Prospectus”), copies of which shall be sent to GML prior to the commencement of this Agreement and promptly following any amendment thereto, and (b) applicable laws, rules and regulations under the 1940 Act and the Advisers Act and applicable state laws.

2.	Representations and Warranties.

2.1	The Manager and the Fund hereby represent and warrant to GML as follows:

(a) the Manager and the Fund have the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Manager and the Fund, respectively, and constitutes a legal, valid and binding obligation enforceable against the Manager and the Fund, respectively, in accordance with its terms.  No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Manager or the Fund in connection with the execution, delivery and performance of this Agreement other than those already obtained or disclosed to GML;

(b) the execution, delivery and performance of this Agreement will not violate any provision of any law or regulation binding on the Fund or the Manager, or any order, judgment or decree of any court or government authority binding on the Manager or the Fund or the charter or by-laws or any other governing document of the Manager or the Fund, or any material contract, indenture or other agreement, instrument or undertaking to which the Manager or the Fund is a party or by which the Manager or the Fund or any of its assets may be bound, or require the creation or imposition of any lien on its property, assets or revenues; and

(c) the signatories to this Agreement are all officers, employees or agents of the Manager and the Fund, respectively, authorized to take action with respect to the Manager or the Fund (each, “Authorized Persons”), the list of signatures attached hereto as Schedule 1 which is certified by the Manager’s secretary, or other appropriate person, constitutes the valid signatures of Authorized Persons in respect of the Fund and the Manager, and, promptly after any change therein, the Manager will send GML a revised list of Authorized Persons and evidence of the authority for such change.

2.2	GML hereby represents and warrants to the Manager and the Fund as follows:

(a) GML has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by GML and constitutes a legal, valid and binding obligation enforceable against GML in accordance with its terms.  No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by GML in connection with the execution, delivery and performance of this Agreement other than those already obtained or disclosed to the Manager and the Fund; and

(b) the execution, delivery and performance of this Agreement will not violate any provision of any law or regulation binding on GML, or any order, judgment or decree of any court or government authority binding on GML or the limited liability partnership agreement of GML, or any material contract, indenture or other agreement, instrument or undertaking to which GML is a party or by which it or its assets may be bound, or require the creation or imposition of any lien on its property, assets or revenues; and

(c) GML is registered as an investment  adviser under the Advisers Act.

3.	Scope of Authorization.

3.1
GML shall act as the investment sub-advisor to the Manager for purposes of the Advisers Act, and shall, continuously during the term of this Agreement, manage the assets of the Fund for the Manager pursuant to the objectives, policies and limitations set forth in the Prospectus.  In connection therewith, GML shall have full power to supervise and direct the investment and reinvestment of such assets of the Fund and engage in as well as vote on amendments and enforce or preserve legal rights to security in such transactions with respect to the Fund as GML may deem appropriate, in GML's absolute discretion and without prior consultation with the Manager or the Fund, subject only to this Agreement and the Prospectus.  The Manager hereby acknowledges that the Manager has no authority under this Agreement to direct GML to engage in any specific trade or transaction.

3.2
The parties acknowledge that the Manager shall handle proxy voting pursuant to the Manager’s “Proxy Voting Procedures” summarized in the Prospectus.  In the event that it is mutually agreed to in writing by the parties that GML shall handle proxy voting pursuant to such Procedures, GML or its delegates will handle such proxy voting, and GML shall have discretion to vote proxies associated with securities held in the Fund or to delegate such voting authority, subject to GML’s guidance. The Manager hereby agrees that GML will not be responsible or liable for failure to exercise such discretion, and shall not incur any liability as a result of GML or such proxy voting service not receiving such proxies or related shareholder communications from the Manager on a timely basis.  “Affiliates”, which shall mean GML, GML International Limited, GML (Holdings) Limited and any subsidiary, holding company or member of any of the foregoing, and any investment fund or other collective investment scheme (of any nature) for which any of the foregoing shall act as investment adviser or investment manager, may institute lawsuits on their own behalf based upon securities that GML has purchased for them, and GML may provide them with assistance.  In the event that GML has purchased the same security for the Fund alongside its investments on behalf of its Affiliates, GML will be subject to any confidentiality, legal or judicial restriction or conflict of interest generally seek to inform the Fund that it may also have a cause of action with respect to the security. GML will also as a general matter make available to the Fund such rights, if any, as GML may have against any such issuer in its capacity as the Fund’s agent and will, where possible, give the Fund such assistance as it may reasonably require to exercise its rights in any such action it seeks to undertake.  GML would not, however, generally search out potential legal claims or monitor class action lawsuits against issuers arising from investments held in the Fund, nor would it institute a lawsuit on the Fund’s behalf in lawsuits arising from investments held in the Fund.  In addition, given the size and breadth of GML’s business, it is possible that there may be situations in which GML or an Affiliate might become aware of a potential lawsuit with respect to a security, one of which may also be held in the Fund.   Related to these situations, there is the possibility, due to confidentiality requirements, legal or judicial restrictions or conflicts of interest, that GML would be restricted from informing the Fund of potential legal actions and activities and GML shall not be liable for any failure to inform the Fund or the Manager. In the event such circumstances arise, GML will use reasonable commercial efforts to have the confidentiality requirements, legal or judicial restrictions waived or cancelled with respect to its sub-advisory duties to the Fund. Where a conflict of interest is discovered, GML will declare the existence of this conflict to the relevant parties and in compliance with its internal procedures agree with the Manager how best to resolve this conflict.

3.3
The Manager shall notify GML from time to time of the institutions which shall hold the Fund’s cash and assets. The Manager understands and acknowledges that (i) GML shall at no time have custody or physical control of the assets of the Fund, (ii) GML shall not be liable for any act or omission of the custodian or sub-custodian (collectively the “custodian(s)”), (iii) GML shall give instructions to the custodian(s), in writing or orally, and (iv) the Manager shall instruct the custodian to provide GML with such periodic reports concerning the status of the Fund as GML may reasonably request from time to time.  The Manager will not change the custodian(s) without giving GML reasonable prior notice of its intention to do so together with the name and other relevant information with respect to the new custodian(s).

3.4
Legal Expenses. The Fund and the Manager authorize GML to incur and pay GML’s out of pocket legal expenses that may be incurred in connection with its specific obligations hereunder, including without limitation Clause 3.1, as deemed appropriate by GML except to the extent GML has otherwise agreed to bear such expenses. GML undertakes to pre-advise the Manager of any expenses to be incurred pursuant to this Clause.

4.
Reporting.  GML shall send, or cause to be sent, reports with respect to the assets of the Fund in such form and at such intervals as shall be agreed to by the Manager and GML, or as shall be required by applicable law, rules or regulations or as GML shall deem necessary. Additionally, GML shall send any updates to its ADV I & II within 30 days of the updated ADV.

5.
Management Fees.  GML's fees for services rendered hereunder (the “Management Fee”) shall be calculated and paid in accordance with the Schedule of Fees attached hereto as Schedule 2 or in any amended Schedule of Fees amended pursuant to Section 11 hereto. The Manager or the Fund will separately be responsible for all transaction expenses, including without limitation brokerage commissions, taxes, custodian fees and any other transaction-related fees. GML agrees to waive its right to receive any fees for assets invested in the fund from the Manager, its affiliates, officers, and employees. This is subject to the Manager and GML agreeing to review the volume of assets invested every six months and GML having the right to terminate or amend the waiver if these volumes are in its opinion greater than the Manager and GML have previously agreed.

6.	Acknowledgments and Consents.

Each of the parties hereby acknowledges and consents to the following:

(a) The Manager has received a copy of Part II of GML’s Form ADV and confirms having read and understood the disclosures contained therein, including without limitation the sections setting forth the various procedures, understandings and conflicts of interest relating to the Fund and GML’s relationship with its Affiliates, and the Manager agrees that GML’s services hereunder shall be subject to such procedures and understandings and conflicts of interest; and

(b) The Manager understands the investment strategy intended to be followed in respect of the Fund and hereby consents thereto and understands that GML makes no representation as to the success of any investment strategy or security that may be recommended or undertaken by GML with respect to the Fund;

(c) GML and its Affiliates may disclose the identity of the Fund or the Manager as part of any representative list of clients or as may be required for legal or regulatory purposes;

(d) GML’s services under this Agreement are not exclusive and GML acts as Manager to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the time or nature of action taken, with respect to the Fund, and Affiliates may engage in transactions, or cause or advise other customers to engage in transactions, which may differ from or be identical to transactions engaged in by GML for the Fund or recommend any transaction which any of such Affiliates or any of the officers, directors or employees of GML or such Affiliates may engage in for their own accounts or the account of any other customer, except as otherwise required by applicable law, subject to Section 16 hereto;

(e) On occasions when GML deems the purchase or sale of a security to be in the interest of one or more of its clients as well as the Fund, GML, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of securities so purchased or sold, as well as the expenses incurred in respect of the relevant transaction, will be made by GML in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Fund and to its other clients, as applicable;

(f) By reason of GML's investment advisory activities and other activities of its Affiliates, GML may acquire confidential information or be restricted from initiating transactions in certain securities.  The Manager acknowledges and agrees that GML will not be free to divulge to the Manager, or to act upon, any such confidential information with respect to GML's performance of this Agreement and that, due to such a restriction, GML may not initiate a transaction that GML otherwise might have initiated and the Manager and the Fund agree that GML will not be liable for any failure to initiate such a transaction;

(g) The Manager hereby authorizes GML to invest all or any portion of the Fund in commingled vehicles otherwise consistent with the Prospectus and with applicable laws, rules and regulations under  the 1940 Act, whether advised by GML or its Affiliates (“Managed Funds”) or by a third party manager.  It is understood that Fund assets invested in GML Managed Funds will be excluded from the Fund in determining the Management Fee payable to GML hereunder to the extent that GML and/or any of its Affiliates receive fees directly from the GML Managed Fund(s) for the advisory services provided thereto.  Where the Fund is invested into a Managed Fund in which the Fund’s portion of the GML Managed Fund assets either receives a rebate of advisory fees or pays no advisory fees, such assets shall be included in the Fund in determining the Management Fees payable to GML hereunder.  The Manager acknowledges that in both cases, GML or its Affiliates may receive certain administrative fees as well.  The Manager acknowledges that investment in any commingled vehicles advised by GML or its Affiliates or a third party manager will be subject to the standard fees and charges of such vehicles (other than the advisory fees referred to in sentence 2 of this paragraph (g)) in addition to the Management Fee, unless otherwise agreed between the parties;

(h) In addition, GML may from time to time temporarily invest cash balances in the Fund in any registered, open-end money market investment company.  In connection with investments in such money market managed funds, the Manager understands that the Fund’s assets so invested will be included in determining the Management Fee payable to GML under this Agreement;

(i) Each party shall promptly notify the other of any facts or circumstances or any change therein that may, directly or indirectly, affect the status or management of the Fund by GML, including, without limitation, any change in the status of any of the representations or warranties provided in Section 2 hereof;

(j) The Manager acknowledges that the guidelines, percentage limitations  and restrictions in the Prospectus apply at the time of purchase only (except as otherwise required by applicable law, rules and regulations under the 1940 Act), and failure to comply with any specific guideline, percentage limitation or restriction contained therein because of events outside of GML’s control (such as, but not limited to, market fluctuation, changes in the capital structure of any company included in the Fund’s portfolio, ratings agency or credit ratings changes or Fund share repurchases) will not be deemed a breach of the Prospectus or this Agreement; and

(k)  The Manager acknowledges that GML is not responsible or liable for the information contained in the Prospectus except for information specifically relating to the business of GML and its Affiliates.

7.	Execution of Transactions.

GML may place orders for the execution of transactions with or through such brokers, dealers or banks as GML may select in its sole discretion, and may, consistent with its duty to seek best execution and in compliance with applicable securities laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, pay a commission on transactions which may be greater than the amount of the commission another broker or dealer might have charged, provided that GML determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided viewed in terms of either that particular transaction or the overall responsibilities with respect to all the accounts as to which investment discretion was exercised.  Subject to the foregoing, the Manager acknowledges and agrees that such research services rendered may be useful in providing services to clients other than the Manager or the Fund, and that not all such information will necessarily be used by GML in connection with rendering services to the Manager.

8.	Limits on GML’s Responsibility.

8.1
GML shall not be responsible for and shall be indemnified by the Fund in relation to any loss, cost, expense or liability suffered or incurred in respect of or in relation to the solvency of or the performance of the obligations of any third party bank, clearing organization, broker, intermediary, nominee or agent appointed or employed by GML in good faith for the performance of its duties, but GML shall make available to the Manager such rights (if any) as GML may have against such person in its capacity as agent for the Manager or the Fund in the event of the insolvency of any of the above or its failure properly to perform such obligations and shall give such assistance as the Manager may reasonably require to exercise such rights.

8.2
GML shall be fully protected and indemnified by the Fund in relation to any loss, cost, expense or liability suffered or incurred in respect of or in relation to acting and/or relying upon any written advice, certificate, notice, instruction, request or other paper or document which GML in good faith believes to be genuine and to have been signed or presented by an Authorized Person or other proper party or parties, and may assume that any person purporting to give such advice or other paper or document has been duly authorized to do so unless contrary instructions have been delivered to GML by the Fund or the Manager.  Any notice or instruction required to be in writing under this Agreement may be provided via electronic mail at an address supplied by GML.

8.3
GML may seek the advice of outside legal counsel in the event of any dispute or questions as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected and indemnified by the Fund in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

8.4
(a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, GML, any of its Affiliates or agents of either of the foregoing shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, the “Fund and Manager Indemnitees”) as a result of any act or omission of GML or pursuant to or in connection with the performance of its duties and obligations hereunder or any error of judgment or mistake of law by GML with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of GML for, and GML shall indemnify and hold harmless the Fund and Manager Indemnitees against any and all direct losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise, directly arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of GML in the performance of any of its duties or obligations hereunder; or (ii) any violation of federal or state statutes or regulations by GML; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights which the Manager may have under applicable securities or other laws, rules or regulations.  Under no circumstances shall GML be deemed liable for any indirect or consequential damages or loss of profit.

(b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by GML or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “GML Indemnitees”) as a result of any error of judgment or mistake of law by the Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the GML Indemnitees against any and all direct losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the GML Indemnitees may become subject under the 1933 Act, the 1940 Act, the Managers Act, or under any other statute, at common law, or otherwise directly arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of the Manager or the Fund in the performance of any of their respective duties or obligations hereunder; or (ii) any violation of federal or state statutes or regulations by the Manager or the Fund; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights which GML may have under applicable securities or other laws, rules or regulations.  Under no circumstances shall the Manager be deemed liable for any indirect or consequential damages or loss of profit.

(c) After receipt by the Manager or GML, its Affiliates, or any officer, director, member, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice.  The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.5
The Manager acknowledges that any benchmarks associated with the investment program being provided pursuant to this Agreement or that may be referred to in the Prospectus are for measurement purposes only, and any such specific investment objectives are targets only, and GML shall not be liable to the Manager, to the Fund, or to any third party for GML’s failure to meet or outperform any such benchmark or investment objective.

9.             Term and Termination of Agreement.

(a) This Agreement shall become effective as of the Effective Date and shall remain in effect for an initial term expiring two (2) years after the Effective Date and shall continue in effect from year to year thereafter, provided that such annual continuance is approved at least annually by the vote of a “majority of the outstanding voting securities of the Fund” or by the Fund’s Board; and provided that in either event such continuance is also approved by a majority of the members of the Fund’s Board who are not parties to this Agreement or “interested persons“ (as defined by the 1940 Act), of any such person or of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated, at any time, without payment of any penalty: (i) by the Fund upon sixty (60) days’ prior written notice to GML and the Manager, either by majority vote of the Fund’s Board or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act and the rules thereunder); (ii) by the Manager in the event that there is a material breach of the Agreement by GML upon sixty (60) days’ prior written notice to GML and the Fund; and (iii) by GML upon sixty (60) days’ prior written notice to the Manager and the Fund.  This Agreement shall terminate automatically in the event that (i) the Advisory Agreement is terminated, or (ii) there is an “assignment” (as defined by the 1940 Act and the rules thereunder), unless such automatic termination shall be prevented by an order or rule of the Securities and Exchange Commission (the “SEC”).  The “Termination Date” shall herein be understood to mean the date that GML’s advisory authority over the Fund terminates, and shall not mean the date of notice of termination.  The termination of the authority granted by this Agreement shall not in any way affect any liability resulting from a transaction initiated prior to the Termination Date.  The Management Fee will be prorated to the Termination Date.

(c) Termination will not in any event affect accrued rights (including without limitation any right to receive fees, costs or other expenses pursuant to the Agreement) or existing commitments, or contractual provisions intended to survive termination, and will be without penalty or other additional payment, save that the Fund will pay any additional expenses necessarily incurred by  GML in terminating this Agreement, and any losses necessarily realized in concluding outstanding transactions.  Clauses 8, 10, 13, 15 and 16 will survive termination of this Agreement.

10.	Governing Law; Submission to Jurisdiction.

10.1
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or another jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that nothing contained in this Agreement shall be construed in any manner as inconsistent with the 1940 Act. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such declaration shall be fully severable, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part of this Agreement, and such invalid, illegal or unenforceable provision shall not be deemed to affect any of the other provisions of this Agreement, which shall remain in full force and effect.

10.2
Any action or proceeding brought by any party hereto relating in any way to this Agreement shall be brought and enforced in the courts of the City, County and State of New York or (to the extent subject matter jurisdiction exists therefor) in the courts of the United States for the Southern District of New York, and the parties hereto irrevocably submit to the exclusive jurisdiction for both such state and federal courts in respect of any such action or proceeding.

10.3
Waiver of Jury Trial Right.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.  Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

11.
Entire Agreement: Amendment.  This Agreement, including the schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any warranty, representation or arrangement previously given or made, other than those expressly set out herein.  This Agreement may not be amended except in writing signed by each of the parties hereto.

12.
No Waiver.  Neither the failure nor delay on the part of any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further waiver of any right or remedy. No waiver hereunder shall be effective unless it is authorized by the party asserted to have granted such waiver.

13.
Successors and Assigns.  Subject to Section 3.4 herein, no assignment (as that term is defined in the Advisers Act) of this Agreement may be made by any party to this Agreement without the prior consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to the benefit and be binding upon the parties hereto and each of their respective successors and permitted assigns.

14.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

15.	Confidentiality.

(a) Subject to Section 15(b), the parties to this Agreement agree that each shall treat as confidential all information provided by a party to another regarding such party’s business and operations, including, without limitation, the strategy of GML and the investment activities or holdings of the Fund.  All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 15 or which is required to be disclosed by law or any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor, accountant or lawyer of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

(b) Nothing in this Agreement is intended to limit or restrict the Manager or its affiliated persons from, or require written consent before, generally describing or discussing (whether orally or in writing), in the ordinary course of its business, (i) the Manager’s business relationship with GML or the operation of such relationship or (ii) the attributes, characteristics, management and other information regarding the Manager and GML, with clients or prospective clients (including the Board, shareholders and prospective shareholders of the Fund, financial intermediaries who distribute, or propose to distribute, the Fund, and rating services that rate or rank, or propose to rate or rank, the Fund) or the Fund in connection with the acquisition or disposal of investments and assets.

16.	Exclusivity and NON-COMPETE.

The Manager is expending significant time and effort, utilizing its proprietary and confidential marketing and distribution channels to promote the Rochdale International Trade Fixed Income Fund (“RITFI”). GML acknowledges and agrees that  the Manager’s value in bringing RITFI to independent broker dealer network and other high net worth client marketing channels represents a confidential and valuable asset to  the Manager. GML also agrees that in its efforts in performing its duties hereunder, it will acquire and be introduced to contacts (including clients, broker dealers, and other competitive business channels and networks) and confidential material that are unique and proprietary to  the Manager.

Accordingly, GML and  the Manager agree that for the duration of this agreement and for a period of two (2) years after its termination; (i) GML will not solicit, or enter into any relationship with, either directly or indirectly, for any purpose or service, any party  the Manager has a relationship with through its various distribution channels; and, (ii) GML agrees that it will not act as advisor, subadvisor or have any affiliation to any product or service that is offered to or used by any party the Manager has a relationship with through its various distribution channels. The Manager’s distribution channel relationships are defined as any firm that has entered into an agreement with the Manager for any services or products the Manager offers. For the avoidance of doubt, the Manager agrees that this restriction excludes, (i) all of the investment products and the advisory or subadvisory arrangements or investor relationships that GML has in place or will contemplate or enter into with Federated Investors, Inc., Federated Investment Management Company or any of its affiliates; and (ii) existing GML branded products or US based investor relationships that are not principally focused as is the RITFI upon trade finance related securities.

In addition, GML agrees to immediately upon termination of this agreement, to surrender to  the Manager all customers, client, broker dealer or other such distribution lists and documents, whether original, duplicated, computerized, handwritten or in any other form, in their possession which relates to, or provided by, the Manager except where such records may be required for reason of statutory, regulatory or fiscal requirement.

GML acknowledges that should it breach this provision, actual or threatened,  the Manager will suffer immediate and irreparable harm and that money damages will be inadequate relief.  Therefore, GML agrees that the Manager will be entitled to advise GML of a  possible breach, then review this alleged brief with GML and finally determine whether this breach does exist and whether it can be ameliorated or teminated within 30 days. In the event that this actual or purported breach cannot be satisfactorily resolved, then GML concedes that the Manager will then be entitled to seek injunctive relief to enforce this provision, and consents to the issuance by court of competent jurisdiction of a temporary restraining order, preliminary or permanent injunction to enforce its rights under these provisions.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date indicated after its name to become effective as of the Effective Date.

ROCHDALE INVESTMENT MANAGEMENT LLC

Address for Notices:_____________________________

By:        ________________________                          _____________________________
Name:  ________________________                           _____________________________
Title:    ________________________                           _____________________________
Date:    ________________________                           Tax ID Number: _______________

ROCHDALE FOREIGN TRADE FIXED INCOME FUND

Address for Notices:_____________________________

By:        ________________________                          _____________________________
Name:  ________________________                           _____________________________
Title:    ________________________                           _____________________________
Date:    ________________________                           Tax ID Number: _______________

GML CAPITAL LLP

By: ________________________________               Date:________________________
Name: Stefan Pinter
Title:   Founder Member and CEO

Address for Notices:  The Met Building, 22 Percy Street, London W1T 2BU, U.K.

SCHEDULE 1
TO
SUB-INVESTMENT ADVISORY AGREEMENT

Please attach a certificate of the Manager’s secretary, or other appropriate person, setting forth the names and valid signatures of officers, employees or agents of the Manager and the Fund authorized to take action, individually, with respect to the Fund.  If action by more than one of the Authorized Persons listed herein is required, please indicate this, and explain in detail.

[Please complete and return]

Certificate

Pursuant to a resolution of the Board of Directors of Rochdale Investment Management LLC (the “Manager”), passed on the .............. day of  _____, 2008, GML Capital LLP  (“GML”) is hereby authorized to give effect to such instructions as may be given from time to time on behalf of the Manager to GML by any ................* of the following where such instructions arise out of or are connected with an agreement, dated the .............. day of  ________ 2008 (as the same may be amended from time to time).

* Insert one/two/three etc.

__________________________________________________________________

Name(s) of Person(s) authorized as above:                                                    Specimen Signature(s):

SCHEDULE 2
TO
SUB-INVESTMENT ADVISORY AGREEMENT
FEES

Management Fee

The Manager shall pay a management fee to GML at a rate equal to 45 basis points of the fund’s month-end net assets, not including the assets invested by the Manager, its affiliates, officers and employees (“Manager’s Invested Assets”). This management fee payable to GML is referred to herein as the “Management Fee” and it will be calculated, accrued and payable on the same basis as the fee payable to the Manager described in the following paragraph, except that the Management Fee: (a) shall be not less than 64.28% of the Manager’s fee minus fees collected from the Manager’s Invested Assets, (b) shall be paid from the Manager’s assets and (c) shall not be negatively affected by the Manager’s  contractual agreement with the Fund to waive and/or reimburse expenses to the extent necessary to limit the Fund’s combined annualized expenses to 1.50%.

The Fund will pay the Manager an investment management fee at an annual rate equal to .70% of the Fund's month-end net assets (the total value of all assets under management of the Fund, less all accrued debts, liabilities, and obligations of the Fund), including assets attributable to the Manager (or its affiliates) and before giving effect to any repurchases by the Fund of shares. The investment management fee will accrue daily and will be payable at the end of each month. The investment management fee will be paid to the Manager out of the Fund’s assets.